Exhibit 10(s)-1

LG&E ENERGY CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 1998

As Amended and Restated

Composite copy as of September 2, 1998

LG&E ENERGY CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

INTRODUCTION

Effective May 1, 1987, Louisville Gas and Electric Company, a Kentucky corporation with principal offices located at Louisville, Kentucky (hereinafter referred to as the “Company”), established the Louisville Gas and Electric Company Supplemental Executive Retirement Plan (hereinafter referred to as the “Plan”).

Effective January 1, 1998, the Company (n/k/a LG&E Energy Corp.) hereby amends and restates the Plan as the LG&E Energy Corp. Supplemental Executive Retirement Plan in order to incorporate various amendments made to the Plan since its inception.  The terms of the Plan are hereinafter set forth.

The purpose of the Plan continues to be to provide additional retirement security to certain executive employees of the Company to supplement the benefits payable under the Company’s qualified retirement plans and the benefit payable under the Federal Social Security program.

ARTICLE 1

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified herein, unless a different meaning is plainly required by the context, viz.,

Section 1.1                                      Average Monthly Compensation shall mean the average of Compensation as determined for the thirty-six (36) consecutive months preceding the Member’s disability, Early or Normal Retirement Date that yield the highest average.  If the Member has fewer than thirty-six (36) months of continuous employment, his Average Monthly Compensation shall be the average of Compensation for all consecutive months of continuous employment.

Section 1.2                                      Board of Directors means the Board of Directors of LG&E Energy Corp.

Section 1.3                                      Committee means the Benefit Committee appointed pursuant to Article XII of the Retirement Income Plan for Employees of LG&E Energy Corp. Who Are Not Members of a Bargaining Unit.

Section 1.4                                      Company means LG&E Energy Corp., a Kentucky corporation with principal offices located at Louisville, Kentucky.

Section 1.5                                      Compensation means the Employee’s total cash compensation (base salary plus short term incentive pay) prior to any deferrals under any qualified or non-qualified deferred compensation plan.  Effective on the date of the merger between KU Energy Corporation and LG&E Energy a Transferred Participant’s Compensation means the Employee’s base compensation for the months prior to said date which are included in Average Monthly Compensation.

Section 1.6                                      Early Retirement Date means, in the case of a Member who has been credited with at least five (5) years of Service and whose age is at least fifty (50), the first day of the month coincident with or otherwise immediately following the later of the date the Member shall leave the employ of the Employer or the date the Member reaches age fifty-five (55).  The Member may select the first day of any later month as his Early Retirement Date.

Section 1.7                                      Effective Date means May 1, 1987.  The effective date of this amended and restated Plan is January 1, 1998.

Section 1.8                                      Employee means any person who is an officer in the regular full-time employ of the Company or a Participating Company, as determined by the personnel rules and practices of the Company or Participating Company.

Section 1.9                                      Employer means LG&E Energy Corp. and any subsidiary or affiliated company.

Section 1.10                                Member means any Employee who has satisfied the requirements for membership set forth in Section 2.1.

Section 1.11                                Normal Retirement Date means the first day of the month coincident with or otherwise immediately following the Member’s sixty-fifth (65th) birthday.

Section 1.12                                Participating Company means any subsidiary or affiliate of the Company listed in Appendix A.

Section 1.13                                Plan means the LG&E Energy Corp. Supplemental Executive Retirement Plan.

Section 1.14                                Plan Year means the twelve (12) month period beginning on the first day of May and ending on the last day of April in the following calendar year.

Section 1.15                                Service means the number of years of Service (as such term is defined in the LG&E Energy Corp. and Louisville Gas and Electric Company Retirement Income Plan or effective on the date of the merger of KU Energy Corporation and LG&E Energy Corp., the Kentucky Utilities Company Revised Retirement Plan, collectively the “Qualified Plans”) with the Company or a Participating Company, plus a Member’s years of continuous employment with LG&E Energy Corp. and any of its wholly owned subsidiaries to the extent such years of continuous employment have not been counted as a year of Service under the Qualified Plans.

Section 1.16                                Totally and Permanently Disabled refers to a Member’s total disability as defined in the Long-Term Disability Plan for Employees of LG&E Energy Corp. Who Are Not Members of a Bargaining Unit, or effective on the date of the merger of of KU Energy Corporation and LG&E Energy Corp., the Kentucky Utilities Company Long Term Disability Plan.

Section 1.17  Transferred Participant means a participant who was formerly employed by KU Energy Corporation or its subsidiaries.

ARTICLE 2

ELIGIBILITY AND MEMBERSHIP

Section 2.1                                      Eligibility

The following employees were approved for membership on January 3, 1990:

Robert L. Royer

William W. Hancock, Jr.

Frederick Wright

C. Gregory Uligian

Frank L. Wilkerson

Milton L. Fowler

Charles A. Markel, III

Wendy Heck

In addition to the above, any other Employee shall become a Member of the Plan on the first day of the month following the completion of one (1) year of Service.  An employee of the Company or a Participating Company who becomes an Employee shall become a Member of the Plan on the first day of the month following his becoming an Employee, provided that he has completed at least one (1) year of Service.

ARTICLE 3

RETIREMENT BENEFITS

Section 3.1                                      Benefits at Normal Retirement

Upon termination of his employment at or after his Normal Retirement Date, a Member shall be entitled to retire and to receive a monthly retirement income in an amount equal to sixty-four percent (64%) of his Average Monthly Compensation, less (a) one hundred percent (100%) of his retirement benefit payable at age sixty-five (65) as a straight life annuity under the Qualified Plans (without regard to any assignment of benefits under a qualified domestic relations order), (b) one hundred percent (100%) of his Primary Social Security Benefit payable at age sixty-five (65) under the Social Security law in effect at the beginning of the Plan Year in which occurs the earlier of his Normal Retirement Date or date of severance for any reason, (c) one hundred percent (100%) of any matching contribution or other Employer contribution made on behalf of the Member under a defined contribution plan sponsored by the Employer (provided the defined contribution plan sponsored by the Employer was the Member’s primary retirement vehicle) and (d) effective on the date of the merger of of KU Energy Corporation and LG&E Energy Corp., the benefit provided under Article 12 of the LG&E Corp. Nonqualified Savings Plan by converting the lump sum value of the account established under that Article 12 to a life annuity payable at age sixty-five (65) using a six percent (6%) interest rate and the 1983 Group Annuity Mortality Table for the post-age sixty-five (65) time period only, (e) one hundred percent (100%) of his retirement benefit payable at age sixty-five (65) as a straight life annuity under any qualified defined benefit plan or defined contribution plan (provided such qualified defined contribution plan was the employer’s primary vehicle for retirement security) sponsored by an employer by whom the Member was employed at any time prior to the date such Member became employed by the Company (without regard to any assignment of benefits under a qualified domestic relations order).  The conversion of the Member’s account balance at date of termination from his prior employer or accrued benefit under any such qualified defined benefit or defined contribution plan to a straight life annuity shall be based on the adjustment factors set forth in the LG&E Energy Corp. and Louisville Gas and Electric Company Retirement Income Plan (including the factors set forth in Article VI of such Plan to convert an account balance).  The Member’s benefit determined under the preceding provisions of this Section shall be multiplied by a fraction not to exceed one (1), the numerator of which is the Member’s years of Service at his Normal Retirement Date, and the denominator of which is fifteen (15).

Section 3.2                                      Forms of Payment

The normal form of benefit payment (to which the formula indicated in Section 3.1 applies) shall be a straight life annuity.

Prior to the Member’s benefit commencement date, he may elect to receive his benefit in the form of an actuarially equivalent (based on the factors set forth in Section 3.1) joint and fifty percent (50%) survivor annuity, which shall provide a reduced monthly benefit payable for the life of the Member and continued thereafter in an amount fifty percent (50%) as large to a beneficiary designated in writing by the Member.

Section 3.3                                      Benefits at Early Retirement

A Member whose age is at least fifty (50) and who has been credited with five (5) years or more of Service may, after giving the Company at least three (3) months written notice, retire as of an Early Retirement Date.  Commencing at his Early Retirement Date, such Member shall be entitled to receive a monthly retirement income calculated under the formula in Section 3.1with the numerator of the fraction to be the Member’s years of Service at his Early Retirement Date.  In applying the formula, the retirement benefit payable under the Retirement Income Plan will be the benefit payable at age sixty-five (65), based on Average Monthly Compensation and Service to the Member’s Early Retirement Date.  The Social Security benefit will be the benefit payable at age sixty-five (65) based on the Employee’s earnings to his Early Retirement Date.  The benefit payable under any other qualified plan will be the benefit payable at age sixty-five (65).  The amount so determined shall be reduced in accordance with the following factors to reflect the Member’s age at the date his benefits commence:

Age at	Percentage of
Commencement	Benefit Payable

62 - 65	100%
61	96%
60	92%
59	86%
58	80%
57	74%
56	68%
55	62%

Section 3.4                                      Disability Benefits

In the event a Member who has completed five (5) or more years of Service becomes Totally and Permanently Disabled before reaching age sixty-five (65), he shall be entitled to a deferred benefit beginning at his Normal Retirement Date computed in accordance with Section 3.1 but based on the assumptions that his Compensation in effect at date of disability continued without change and that the Member continued to earn Service to his Normal Retirement Date.

Section 3.5                                      Pre-retirement Death Benefit

A.  Eligibility:  If a Member whose age is at least fifty (50) and who has been credited with five (5) years of Service or a Member who has been fully vested pursuant to Section 12.2, dies after September 2, 1998 but prior to commencing benefits under Section 3.1, Section 3.3 or Section 3.4 herein, then the Member’s Beneficiary shall be entitled to a pre-retirement death benefit, pursuant to this Section.

B.  Amount of Benefit:  The Pre-retirement Death Benefit shall equal fifty percent (50%) of the Member’s accrued benefit calculated in accordance with Section 3.1 at the time of the Member’s death.

C.  Form of Distribution.  The Pre-retirement Death Benefit shall be payable as a monthly annuity over the life expectancy of the Beneficiary, except in the case of a non-spouse Beneficiary whose life expectancy is greater than five (5) years, in which case the benefit shall be payable in sixty (60) equal monthly payments.

ARTICLE 4

SOURCE OF BENEFITS

Section 4.1                                      Discharge of Employer Obligation

Benefits payable hereunder shall be paid exclusively from the general assets of the Company, and no person entitled to payment hereunder shall have any claim, right, security interest or other interest in any asset of the Company which may be looked to for such payment.  The Company’s liability for the payment of benefits hereunder shall be evidenced only by this Plan.

The Company shall have no obligation of any nature whatsoever to a Member under the Plan except as otherwise expressly provided under the Plan.

ARTICLE 5

TERMINATION OF EMPLOYMENT

Section 5.1                                      Termination of Employment

This Plan does not in any way obligate the Company or any subsidiary of the Company to continue the employment of a Member with the Company, nor does it limit the right of the Company or subsidiary at any time and for any reason to terminate the Member’s employment.  Termination of a Member’s employment with the Company or any subsidiary for any reason, whether by action of the Company, the subsidiary, or the Member, shall immediately terminate his participation in the Plan and all future obligations of either party hereunder; provided, however, that if the Member has completed at least five (5) years of Service and reached at least age fifty (50), he shall be vested in his benefit earned hereunder, with such benefit to be payable no earlier than when the Member reaches age fifty-five (55).  In no event shall the Plan, by its terms or implications, constitute an employment contract of any nature whatsoever between the Company, a Participating Company or any other subsidiary, and a Member.

ARTICLE 6

TERMINATION, AMENDMENT, MODIFICATION OR SUPPLEMENT OF PLAN

Section 6.1                                      Employer’s Rights

The Company reserves the right to terminate, amend, modify or supplement this Plan, wholly or partially, at any time; provided, however, that no amendment to the Plan shall retroactively reduce benefits earned prior to the effective date of the amendment.

Section 6.2                                      Member’s Rights If Plan Terminates

In the event the Company terminates this Plan, no action will be taken to terminate any benefit payments to a Member or beneficiary that are in pay status.  For those Members who are not receiving benefit payments under the Plan at the time of Plan termination, the Company shall determine the value of the retirement benefit accrued to the date of termination and shall at that time determine the timing for providing such benefits to the Member.  In the event of Plan termination, all Members shall become fully vested in all benefits accrued to the date of Plan termination.

ARTICLE 7

OTHER BENEFITS AND AGREEMENTS

Section 7.1                                      Other Benefits

The benefits provided for a member and a Member’s beneficiary under the Plan are in addition to any other benefits available to such member under any plan or program of the Company, Participating Company or any other subsidiary for their employees and, except as may otherwise be expressly provided for herein, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company, Participating Company or any other subsidiary.  Moreover, benefits under the Plan shall not be considered compensation for the purpose of computing contributions or benefits under any plan maintained by the Company, Participating Company or any other subsidiary which is qualified under sections 401(a) and 501(a) of the Internal revenue Code of 1986, as amended.

ARTICLE 8

RESTRICTIONS ON BENEFITS

Section 8.1             Restrictions on Benefits

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.  If any Member or beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Company, shall cease and, in such event, the Company may hold or apply the same or any part thereof for the benefit of such Member or beneficiary, his or her spouse, children, or other dependents, or any of them, in any manner and in such portion as the Company may deem proper.

Section 8.2             Benefits Forfeitable

A Member shall forfeit his interest under the Plan upon his commission of and conviction for a criminal act against the Company or for any conduct, before or after his retirement from the Company, that is, in the opinion of the Committee, detrimental to the interests of the Company.

ARTICLE 9

ADMINISTRATION OF THE PLAN

Section 9.1             General

The general administration of the Plan, as well as construction and interpretation thereof, shall be vested in the Committee.  The Committee may delegate the routine administration duties to the Employment and Fringe Benefits Department of Louisville Gas and Electric Company.

Section 9.2             Committee Structure

The Committee may designate one of its members as chairman and may appoint a secretary who need not be a member of the Committee.  The secretary shall keep minutes of the Committee’ proceedings and all data, records and documents relating to the Committee’s administration of the Plan.  The Committee may appoint from its number such sub-committees with such powers as the Committee shall determine and may authorize one or more members of the Committee or any agent to execute or deliver any instrument or make any payment on behalf of the Committee.

Section 9.3             Committee Actions

All determinations or other actions taken by the Committee shall be by the vote of a majority of those present at a meeting at which a majority of members are present., or in writing by all members at the time in office if they act without a meeting.

Section 9.4             Committee’s Rights

Subject to the Plan, the Committee shall from time to time establish rules, forms and procedures for the administration of the Plan.  Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person.  The Committee shall have the exclusive right to determine (i) disability in respect of a Member and (ii) the degree thereof, either or both determinations to be made on the basis of medical and/or other evidence as the Committee, in its sole judgment, may require, and (iii) whether a Member’s benefit is to be forfeited under section 8.2.  Such decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right to or interest in or under the Plan.

Section 9.5             Committee Reliance

The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel.  Such legal counsel may be counsel for the Company.

Section 9.6             Indemnification

No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his own part, excepting only his own willful misconduct.  The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee, excepting only expenses and liabilities arising out of his own willful misconduct.  Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof.  The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled as a matter of law.

Section 9.7             Computation of Benefits

In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify under the Plan the amount and kind of benefits from time to time payable to Members and their beneficiaries and to authorize all disbursements for such purposes.

Section 9.8             Employer’s Obligations

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of all Members, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

Upon submission of proper documentation, the Company and any successor employer shall reimburse a Member for all reasonable legal fees and expenses actually incurred in the enforcement or attempted enforcement of rights under this Plan, without regard to the success of any such attempt.

ARTICLE 10

MISCELLANEOUS

Section 10.1           Notices

Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid.  If notice is to be given to the Company, such notice shall be addressed to the Company, marked for the attention of the Manager of Benefits, Louisville Gas and Electric Company, or, if notice is to a Member, addressed to the address shown on such Member’s personnel records.

Section 10.2           Change in Address

Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

Section 10.3           Plan Binding

The Plan shall be binding upon the Company and its successors and assigns, and upon a Member, his beneficiaries, assigns, heirs, executors and administrators.

Section 10.4           Pronouns

Masculine pronouns wherever used shall include feminine pronouns and the singular shall include the plural.

ARTICLE 11

CONSTRUCTION

Section 11.1           Construction

This Plan shall be construed under the laws of the Commonwealth of Kentucky.

ARTICLE 12

CHANGE IN CONTROL

Section 12.1           Change of Control

For purposes of this Plan, a “Change in Control” shall mean the occurrence of any of the following events:

(1)           An acquisition (other than directly from the Company) of any securities of the Company entitled generally to vote on the election of directors (“Voting Securities”) by any “person” (as the term person is used for purposes of sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (the “1934 Act”) immediately after which such Person has Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A Non-Control Acquisition shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (a) the Company or (b) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company, or (2) the Company or any subsidiary.

(2)           The individuals who are members of the Board cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that if the election or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the incumbent Board, such new director, for purposes of this Plan, shall be considered as a member of the incumbent Board; provided, further, however, that no member shall be considered a member of the incumbent Board if such individual initially assumed office as the result of either an actual or threatened Election Contest (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of an agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(3)           Approval by stockholders of the Company of (1) a merger, consolidation or reorganization involving the Company, unless (i) the stockholders of the Company immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and (ii) the individuals who were members of the incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds (2/3) of the board of directors of the

Surviving Corporation; (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary).

Notwithstanding the preceding clauses (1), (2) and (3), a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Section 12.2           Vesting

Upon the occurrence of a Change in Control, all Members of the Plan as of the date of the Change in Control shall become fully vested.

ARTICLE 13

CLAIMS PROCEDURE

Section 13.1           Written Claim Required

Benefits shall be paid in accordance with the provisions of this agreement.  The Member, or a designated recipient or any other person claiming through the Member shall make a written request for benefits under this agreement.  This written claim shall be mailed or delivered to the Committee.  Such claim shall be reviewed by the Committee or its delegate.

Section 13.2           Procedure If Claim Denied

If the claim is denied, in full or in part, the Committee shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

Section 13.3           Review of Claim Denial

If the claim is denied and a review is desired, the Member (or beneficiary) shall notify the Committee in writing within sixty (60) days (a claim shall be deemed denied if the Committee does not take any action within the aforesaid ninety (90) day period) after receipt of the written notice of denial.  In requesting a review, the Member or his Beneficiary may request a review of the Plan Document or other pertinent documents with regard to the employee benefit plan created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

Section 13.4           Final Decision

The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held.  The decision shall be written and shall state the specific reasons for the decision, including reference to specific provisions of this Plan on which the decision is based.

SIGNATURES

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 16th day of March, 2007, but effective as of the first day of September 2, 1998, unless otherwise provided for herein.

E.ON U.S. LLC

By	/s/ Paula H. Pottinger

ATTEST:

By	/s/ Greg Meiman

APPENDIX A

PARTICIPATING EMPLOYERS

LG&E Energy Corp.

Louisville Gas and Electric Company

Kentucky Utilities Company (effective date of the merger of of KU Energy Corporation and LG&E Energy Corp.)